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                                                                  Exhibit (12)

                    COMPASS BANCSHARES, INC. AND SUBSIDIARIES
                        Computation of Earnings Per Share
                                 (In Thousands)
                                   (Unaudited)

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                                                  Nine Months Ended
                                                    September 30
                                             ---------------------------
                                                1997            1996
                                             -----------     -----------
Pretax income                                 $ 176,559       $ 154,080
Add fixed charges:
  Interest on deposits                          262,332         256,347
  Interest on borrowings                         88,256          64,130
  Portion of rental expense
   representing interest expense                  3,519           3,037
                                             -----------     -----------
      Total fixed charges                       354,107         323,514
                                             -----------     -----------
    Income before fixed charges               $ 530,666       $ 477,594
                                             ===========     ===========

Pretax income                                 $ 176,559       $ 154,080
Add fixed charges (excluding
 interest on deposits):
  Interest on borrowings                         88,256          64,130
  Portion of rental expense
   representing interest expense                  3,519           3,037
                                             -----------     -----------
      Total fixed charges                        91,775          67,167
                                             -----------     -----------
    Income before fixed charges
     (excluding interest on deposits)         $ 268,334       $ 221,247
                                             ===========     ===========

RATIO OF EARNINGS TO FIXED CHARGES:
  Including interest on deposits                  1.50x           1.48x
  Excluding interest on deposits                  2.92x           3.29x



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